  Exhibit 99.1

October 31, 2011

Dear Registered Representative:

As you are aware from our previous correspondence, ICON Income Fund Nine, LLC (“Fund Nine”) entered into its Liquidation Period in May 2008. As you are further aware, distributions in the liquidation period will vary depending on cash on hand from the expiry of investments and/or the sale of equipment owned by Fund Nine.

Recently, Fund Nine sold its interest in the Aframax product tanker, the M/T Samar Spirit, for net proceeds of approximately $4,700,000. On November 1st, Fund Nine is distributing these proceeds, along with cash on hand, for a total distribution of $4,800,000 representing approximately $49.00 per share.

Please be advised that your clients will be receiving the same notification, as set forth above, along with their November 1st distribution.

Should you have any questions please call our Investor Relations Department at 1-800-343-3736.

Sincerely,
Douglas Crossman
President, ICON Securities Corp.

ICON Securities CorpTM. d/b/a ICON Investments, member FINRA/SIPC, serves as a dealer-manager for ICON Investments Funds.  ICON Securities Corp. and ICON Capital Corp.TM are separate, but affiliated companies.

120 Fifth Avenue, Eighth Floor  New York, NY 10011  800.435.5697  www.iconinvestments.com

November 1, 2011

Re: ICON Income Fund Nine, LLC (“Fund Nine”)

Dear Investor:

    As you are aware from our previous correspondence, Fund Nine entered into its Liquidation Period in May 2008. As you are further aware, distributions in the liquidation period will vary depending on cash on hand from the expiry of investments and/or the sale of equipment owned by Fund Nine.

    Recently, Fund Nine sold its interest in the Aframax product tanker, the M/T Samar Spirit, for net proceeds of approximately $4,700,000. On November 1st, Fund Nine is distributing these proceeds, along with cash on hand, for a total distribution of $4,800,000 representing approximately $49.00 per share.

    As always, if you have any questions, please feel free to contact our Investor Relations Department at (800) 343-3736.

Sincerely,

ICON Capital Corp.

100 Grossman Drive, Suite 301 Braintree, MA 02184  www.iconinvestments.com